Putnam RetirementReady 2050, 2045, 2040 Funds
7/31/11 Annual

77c
Shareholder meeting results (Unaudited)
February 11, 2011 meeting

A proposal to approve an amendment to the following funds
fundamental investment restriction with respect to
the acquisition of voting securities of any issuer were approved as follows:
					Votes  Votes		   Broker
					for    against Abstentions nonvotes

Putnam RetirementReady 2050 Fund 	308,204 33,424 44,435 	   -
Putnam RetirementReady 2045 Fund 	645,339 13,796 34,803 	   -
Putnam RetirementReady 2040 Fund	952,179  3,295 78,393 	   -

All tabulations are rounded to the nearest whole number.